EXECUTION COPY 1 1011352494v3 EMPLOYMENT AGREEMENT This Employment Agreement (“Agreement”) is made as of the last date set forth on the signature page hereof (the “Effective Date”), by and between Warner Bros. Entertainment, Inc. (“Company”), a wholly-owned subsidiary of Warner Bros. Discovery, Inc. (“WBD”), and JB Perrette (“Executive”). For the purposes of this Agreement, “Affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Company (for the foregoing purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or other interests, by contract or otherwise). W I T N E S S E T H: WHEREAS, Executive currently serves as the President and Chief Executive Officer, Global Streaming and Games, of WBD pursuant to that certain Employment Agreement between Executive and Discovery Communications, LLC, dated as of August 2, 2022 (as amended from time to time, the “Prior Employment Agreement”); WHEREAS, WBD has announced plans to effectuate a separation of its Global Networks division from its Streaming & Studios division through a spin-off (the “Spinoff”) of the Streaming & Studios division as a standalone public company (“Streaming & Studios”); WHEREAS, in connection with the Spinoff, if consummated, Company desires to have access to Executive’s services as President and Chief Executive Officer, Global Streaming and Games, of Streaming & Studios, and Executive is willing to provide such services, on the terms and conditions set forth herein; WHEREAS, this Agreement shall become effective upon the date of consummation of, and is contingent on the consummation of, the Spinoff and if the Spinoff is not consummated on or prior to December 31, 2026, this Agreement shall be null and void and of no force and effect; WHEREAS, prior to the Spinoff, Executive’s employment with WBD shall continue to be governed by the terms and conditions of the Prior Employment Agreement; and WHEREAS, upon the effectiveness of this Agreement, the Prior Employment Agreement shall be superseded in its entirety by this Agreement. NOW, THEREFORE, as a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts employment upon the terms and conditions set forth herein: I. DUTIES, ACCEPTANCE, LOCATION A. Effective upon the consummation of the Spinoff (the “Spinoff Effective Date”), so long as Executive is continuing to serve as an officer and employee of WBD, Company shall employ Executive to render

1011352494v3 2 exclusive and full-time services as President and Chief Executive Officer, Global Streaming and Games, of Streaming & Studios on the terms and conditions set forth herein. Executive’s duties shall be consistent with his title and as directed by Company. Executive’s primary work location shall be Company’s offices in Los Angeles, California, but Executive shall make himself available for travel to other locations as business needs reasonably require. B. Subject to Section IV(D)(1) hereof, if Company deems it necessary, Company reserves the right to change the location where Executive works, and the individual and/or position to whom/which Executive reports; provided that Executive shall not report to a position at a level lower than Chief Executive Officer of Streaming & Studios. C. Upon the effectiveness of this Agreement, Executive hereby accepts such employment and agrees to render the services described above. Throughout his employment with Company, Executive agrees to serve Company faithfully and to the best of his ability, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of Company. II. TERM OF EMPLOYMENT A. Subject to Sections I and IV, Executive’s term of employment under this Agreement shall begin on the Spinoff Effective Date and end on December 31, 2029 (the “End Date”) (“Term of Employment”); provided that the commencement of Executive’s employment hereunder shall be subject to the consummation of the Spinoff and if the Spinoff Effective Date does not occur on or prior to December 31, 2026, this Agreement shall be null and void and of no force or effect. B. Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term ending following the End Date. If Company wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it shall give Executive written notice of its intent to enter such negotiations to renew no later than one hundred and fifty (150) days prior to the end of the Term of Employment. Executive and Company agree then to negotiate with each other exclusively and in good faith until the date seventy-five (75) days prior to the end of the Term of Employment. However, Executive shall continue to negotiate in good faith with Company and comply with the terms of this Agreement, including, but not limited to his fiduciary and confidentiality obligations, until the end of the Term of Employment notwithstanding Executive’s right to negotiate with third parties. The Term of Employment may not, however, be extended unless by mutual written agreement of Company and Executive as to all

1011352494v3 3 of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend the Term of Employment for an additional term, this Agreement shall expire and end on the End Date. III. COMPENSATION A. Base Salary. Company shall pay Executive an annual base salary (the “Base Salary”) of Two Million Three Hundred Thousand Dollars ($2,300,000), effective as of the Spinoff Effective Date. The Base Salary shall, with respect to each year during the Term of Employment, be paid over the course of twelve (12) months in increments paid on regular Company paydays, less such sums as law requires Company to deduct or withhold. Executive’s Base Salary shall be reviewed for increase annually and decided in accordance with Company’s standard practices and procedures as generally applied to similarly situated senior executives of Streaming & Studios (“Senior Executives”). The Chief Executive Officer of Streaming & Studios shall not be considered a Senior Executive. Any increase in Base Salary under this Section III(A) shall be treated as Base Salary for purposes of this Agreement. B. Bonus/Incentive Payment. In addition to the Base Salary paid to Executive pursuant to Section III(A), Executive shall be eligible to participate in Streaming & Studios’ then-effective annual incentive compensation plan (the “Annual Plan”) with an annual incentive payment target of Two Hundred Percent (200%) of Base Salary (the “Target”), effective as of the Spinoff Effective Date. The actual amount of the incentive payment payable to Executive as an “Annual Bonus” shall be determined and paid dependent upon the achievement of performance objectives established in accordance with the Annual Plan (e.g., subject to reduction for Company/division under-performance and increase for Company/division over-performance). The Annual Bonus shall be paid in accordance with the Annual Plan and at the time Company customarily pays bonuses. In the calendar year in which the Spinoff Effective Date occurs (the “Spinoff Year”), Executive’s target bonus for the Spinoff Year shall be calculated on a prorated basis as the sum of (i) Executive’s target bonus as in effect at the beginning of the Spinoff Year based on the target bonus set forth in the Prior Employment Agreement and subject to the achievement in the period from January 1 of such Spinoff Year through the Spinoff Effective Date of the applicable performance objectives established for such year under WBD’s annual incentive plan, pro-rated for the portion of the Spinoff Year occurring prior to the Spinoff Effective Date plus (ii) Executive’s Annual Bonus on and after the Spinoff Effective Date based on the Target set forth in this Agreement and subject to the achievement of the applicable performance objectives

1011352494v3 4 established under the Annual Plan for such year, pro-rated for the portion of the Spinoff Year following the Spinoff Effective Date. For the avoidance of doubt, any Annual Bonus calculated in accordance with the immediately preceding sentence shall be paid at the time prescribed for bonuses in respect of the Spinoff Year under the Annual Plan. C. Benefits/Vacation. During the Term of Employment, Executive shall be entitled to participate in and receive benefits under Company’s employee benefit plans, programs and arrangements (including any paid family leave policies or programs) in which Executive is eligible for participation (and, for those plans which require a voluntary election, Executive elects such participation). In addition, Executive shall be entitled to vacation days pursuant to Company’s vacation policy, provided that Executive shall be eligible to receive no less than twenty- five (25) vacation days per full calendar year, plus Company holidays. In addition to the foregoing, Executive shall be entitled to tax consultation and preparation provided by Company with respect to the United Kingdom, United States and California for the period Executive continues to incur UK tax obligations related to his employment in the UK. Company will reimburse Executive to the extent that, in the determination of the tax preparer used to prepare Executive’s tax filings, any income from Company earned in the UK is not eligible for offset on Executive’s federal and state taxes (CA). D. Annual Equity Program. So long as the Term of Employment has not terminated and provided that neither Executive nor Company has given notice of intent to terminate employment, except as expressly provided in the next sentence, following the Spinoff Effective Date, for each calendar year during the Term of Employment, Executive shall receive an annual equity award under the Streaming & Studios’ then-effective equity incentive plan or a successor plan (the “Stock Plan”) at an annual target value of Ten Million Six Hundred Thousand Dollars ($10,600,000) during the normal annual grant cycle in accordance with Streaming & Studios’ then-standard practices and procedures for awards to Senior Executives (the “Annual Equity Grant”). Notwithstanding the immediately preceding sentence, if in the Spinoff Year, the Spinoff Effective Date occurs after Executive has already received an annual equity grant under the Amended and Restated Warner Bros. Discovery, Inc. Stock Incentive Plan (the “WBD Plan”) for such year, then the Executive shall not be entitled to the Annual Equity Grant under the Stock Plan for such year. The value of any Annual Equity Grant shall be comprised of equity instruments in the form determined by the compensation committee of the Board of Directors of Streaming & Studios (the “Compensation Committee”). The terms and conditions, including vesting schedules, and calculation of number of units shall be based on Streaming & Studios’ standard practices and procedures for awards to Senior Executives, as determined by the Compensation

1011352494v3 5 Committee. In the award agreements granting any Annual Equity Grant, Company hereby agrees to provide that if a “Change in Control” (as defined in the Stock Plan) occurs before such equity award has vested, then to the extent that (i) Company terminates Executive’s employment other than for Cause or (ii) Executive resigns for Good Reason, in either case, within twelve (12) months after the Change in Control (a “Qualifying CIC Termination”), the vesting of the equity award shall fully accelerate upon such Qualifying CIC Termination, with any equity award subject to performance-based vesting criteria deemed to have vested at the performance level determined by the Compensation Committee at or prior to such Change in Control. Any accelerated vesting as described in the preceding sentence shall occur only if and to the extent permitted under Section 409A of the Code and the regulations thereunder. E. Expenses. Company shall reimburse Executive for business, travel and entertainment expenses reasonably and actually incurred during the performance of Executive’s duties pursuant to this Agreement to the extent such reimbursement is sought in accordance with Company’s business, travel, and entertainment policies and procedures. F. Travel. Executive will be entitled to business travel benefits and opportunities under Company’s travel policies. In addition to the foregoing, two (2) times per calendar year for the duration of the Term of Employment, with the prior approval of the Chief Executive Officer of Streaming & Studios and consistent with any applicable Company policy, Executive shall be permitted to utilize Company’s corporate airplane, and bring along his immediate family, for roundtrip business travel to Europe in connection with Executive’s actual business responsibilities. G. Director and Officer Liability Insurance. Executive shall be eligible for and entitled to insurance coverage under Company’s director and officer liability insurance and employment practices liability insurance policies in accordance with those policies and in amounts similar to coverage afforded other Senior Executives for activities on behalf of Company or any of its Affiliates and otherwise shall be eligible for and entitled to indemnification in accordance with Company’s corporate governance requirements. IV. TERMINATION OF EMPLOYMENT A. Death. If Executive should die during the Term of Employment, the Term of Employment shall automatically terminate. No further amounts or benefits shall be payable except earned but unpaid Base Salary, accrued but unused vacation, unreimbursed business expenses, and those benefits that may vest in accordance with the controlling documents for

1011352494v3 6 other relevant Company benefit programs, which shall be paid in accordance with the terms of this Agreement and such other Company benefit programs, including the terms governing the time and manner of payment (the “Accrued Benefits”). Company also shall pay to Executive’s estate a prorated portion of Executive’s annual bonus Target for the calendar year of Executive’s death based on the amount of time Executive was employed during that calendar year (and subject to adjustment based on achievement of the applicable plan year’s performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15th of the year following the calendar year of Executive’s death. Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements. Notwithstanding the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the applicable implementing award agreements. B. Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to Executive, Company may terminate the Term of Employment. Notwithstanding the foregoing, the Term of Employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Code Section 409A (as defined in Section VIII(J)). In such case, no further amounts or benefits shall be payable to Executive, except that Executive shall (i) receive the Accrued Benefits, (ii) receive a prorated portion of Executive’s annual bonus Target for the calendar year of Executive’s separation from service based on the amount of time Executive was employed during that calendar year (and subject to adjustment based on achievement of the applicable plan year’s performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15th of the year following the calendar year of Executive’s separation from service, and (iii) be eligible to elect to (x) receive continued coverage under Company’s relevant medical or disability plans to the extent permitted by, and under the terms of, such plans and to the extent such benefits continue to be provided to other former Senior Executives generally or (y) receive COBRA continuation of the group health benefits previously provided to Executive and his dependents (provided Executive timely elects such COBRA coverage) in which case Company shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if Company determines that the provision of continued group health coverage at Company’s expense may result in Federal taxation of the

1011352494v3 7 benefit provided thereunder to Executive (e.g., because such benefits are provided on a self-insured basis by Company), then Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, Company shall pay Executive, in monthly installments, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum applicable COBRA period (provided, that Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from a new employer). Executive’s then- outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements. Notwithstanding the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the applicable implementing award agreements. C. Termination For Cause. 1. Company may, subject to Section IV(C)(2), terminate the Term of Employment for Cause by written notice. “Cause” shall mean: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in material violation of Streaming & Studios’ Code of Ethics or other Company written policies of which Executive has knowledge; (iv) improper conduct substantially prejudicial to Company’s or Streaming & Studios’ business (whether financial or otherwise); (v) willful unauthorized disclosure or use of Company or Streaming & Studios Confidential Information (as such term is defined in Exhibit 2); (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Executive’s duties. 2. In the event that Executive materially neglects his duties under Section I(A) or Section I(C) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement, including any conduct constituting Cause (collectively, “Breach”), Company shall so notify Executive in writing. Other than a Breach that is not susceptible to cure, Executive shall be afforded a one-time-only opportunity to cure the noted Breach within ten (10) business days from receipt of such notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Company may terminate the Term of Employment by written notice to Executive.

1011352494v3 8 3. Any termination of the Term of Employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment for “Cause” and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company or Streaming & Studios plan(s) (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as used in any such Company or Streaming & Studios plan shall be deemed to mean solely the commission of acts described in Section IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described in Section IV(C)(2)). D. Termination Of Employment By Executive for Good Reason/Termination of Employment by Company Not For Cause. 1. Company may terminate the Term of Employment not for Cause (as defined above), and Executive may terminate the Term of Employment for “Good Reason” as defined herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s duties or responsibilities (excluding duties or responsibilities relating to Streaming & Studios’ Games division); (b) Company’s material change in the location of Company’s office where Executive works (i.e., relocation to a location outside the Los Angeles, CA metropolitan area); or (c) a material breach of this Agreement by Company, including a diminution of Executive’s title as set forth in Section I(A) (other than as it relates to Streaming & Studios’ Games division) or a change in the position to which Executive reports as set forth in Section I(B); provided however, that Executive must provide Company with written notice of the existence of the reduction, change or breach constituting Good Reason within ninety (90) days of any such event having occurred or Executive learning thereof, whichever is later, and allow Company thirty (30) days to cure the same. If Company so cures the reduction, change or breach, Executive shall have no basis for terminating the Term of Employment for Good Reason with respect to such cured reduction, change or breach. Executive must terminate his employment in writing within twenty (20) business days following the expiration of Company’s cure period for the termination to be on account of Good Reason or such right shall be deemed waived. For clarity, Company is not obligated to actually utilize Executive’s services on a full-time regular basis for the entire Term of Employment, and payment of Executive’s Base Salary and all payments and provision of group benefit plans and programs, subject to any obligations of mitigation and rights of offset consistent with Sections IV(G) and (H) herein, will fully discharge its obligations

1011352494v3 9 under this Agreement. While employed in an inactive status, Executive’s obligation to provide exclusive and full-time services to Streaming & Studios pursuant to Sections 1(A) and (C) shall remain in full force and effect unless Executive is directed by Company in writing to mitigate. For purposes of Code Section 409A (as defined herein), Executive’s “Services Cessation Date” is the date Executive stops rendering active services, and “Service Cessation Date” means a “separation from service” under Code Section 409A. In no event shall Executive be employed in an inactive status for more than three (3) months under this provision. 2. (i) If Company terminates the Term of Employment not for Cause, or (ii) if Executive terminates the Term of Employment for Good Reason, then Company shall pay Executive the Accrued Benefits. In addition, Company shall make the following payments (collectively, the “Severance Payment”): (a) Commencing as soon as administratively possible after the Release Effective Date (as defined below), Company shall pay Executive his Base Salary for the period beginning on Executive’s termination date through the period which is the longest of (i) the balance of the Term of Employment up to a maximum of twenty-four (24) months, (ii) twelve (12) months, and (iii) the number of weeks of severance to which Executive would have been entitled had Company’s then- current redundancy severance plan applied to Executive’s termination, except that the first installment payment shall include any installments that would have been payable between the date of termination and the date of payment had the release requirement under Section (IV)(F) hereof been satisfied on the date of termination (the “Base Salary Continuation”). For the avoidance of doubt, in no event shall the Base Salary Continuation period be longer than twenty-four (24) months. In the event the Base Salary Continuation period is calculated under Section 2(a)(ii) or 2(a)(iii) of this paragraph and Company places Executive in an inactive employment status for some period of time prior to the effective date of Executive’s termination of employment, this period of “garden leave” shall be offset against the number of weeks of Base Salary Continuation. During this period of garden leave Executive’s obligations as a Company employee, including pursuant to the terms of this Agreement, shall remain in effect except that Executive shall be permitted to seek and accept other employment (subject to the restrictions set forth in Section VI below), but may not commence performance for any other employer prior to the effective date of Executive’s official termination of employment with Company. Notwithstanding the foregoing, the Base Salary Continuation period may in no event be less than thirteen (13) weeks. Except as provided in this Section IV(D)(2) with respect to the first installment payment, the Base Salary Continuation shall be paid in

1011352494v3 10 substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full. (b) Notwithstanding anything in the Annual Plan to the contrary, Executive shall be paid a prorated portion of Executive’s annual bonus Target for the calendar year of Executive’s termination based on the amount of time Executive was employed during that calendar year (and subject to adjustment based on achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives. In addition, Executive shall be paid an amount constituting the bonus/incentive payment portion of the Severance Payment equal to the product of (x) Executive’s bonus at Target under Section III(B) and (y) a fraction, the numerator of which is the number of days in the Base Salary Continuation period and the denominator of which is 365. For each bonus/incentive compensation plan year during the Base Salary Continuation period, the applicable bonus/incentive payment portions of the Severance Payment for such year shall be paid to Executive in a single lump sum on the date that Company pays bonuses/incentive payments to its other Senior Executives. (c) During the Base Salary Continuation period, Executive will continue to be eligible to participate in the Streaming & Studios Group Health Plan, the Streaming & Studios Health Care Flexible and Limited Purpose Spending Account programs, and the Health Savings Account, to the extent such health and welfare benefits are maintained in effect by Streaming & Studios for its executives. Notwithstanding the foregoing, Executive’s medical coverage under the Streaming & Studios Health Plan will be affected when Executive or his covered dependent is eligible (or becomes eligible) for Medicare and immediate steps should be taken to enroll in Medicare Part A & B. The Streaming & Studios Group Health Plan assumes Executive is enrolled in Medicare Part A & B and Medicare is Executive’s primary payor. For the avoidance of any doubt, during the Base Salary Continuation period, Executive will not be eligible to participate in Streaming & Studios’ disability programs. Executive’s ability to contribute to the Streaming & Studios 401(k) Savings Plan and to participate in the other qualified and non-qualified retirement plans of Streaming & Studios will end on Executive’s termination date or such earlier date on which Executive ceases to provide active services to Streaming & Studios, in each case, as required under the terms of the applicable plan document or applicable law. During the Base Salary Continuation Period, Executive shall not be entitled to any additional awards or grants under any stock option, restricted stock, RSUs or other stock- based incentive plan. Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements. Notwithstanding

1011352494v3 11 the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the applicable implementing award agreements. Notwithstanding the first sentence of this Section IV(D)(2)(c), if Executive becomes eligible by reason of his employment by or provision of services to a third party to participate in such third party’s comparable medical or dental insurance, or life insurance program, Executive agrees to give timely notice of such eligibility to Streaming & Studios and to provide such limited information concerning Executive’s eligibility as may be reasonably needed to coordinate benefits between the two programs in accordance with the coordination of benefits provisions in those programs. Executive agrees that upon his eligibility for comparable medical, dental, or life insurance programs, Executive will seek any such coverages offered by such third party and that the benefits and coverages provided by Streaming & Studios hereunder will terminate upon the effective date of the coverage provided by such third party. 3. Company agrees that if, at the time the Term of Employment is terminated not for Cause, or Executive terminates the Term of Employment for Good Reason, and Company has a standard severance policy (“Severance Policy”) in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive receiving a sum greater than the Severance Payment, Executive shall receive whichever is the greater of the two payments; provided, that if (i) the Severance Policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the Severance Policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Code Section 409A, then the payment schedule provided in the Severance Policy shall apply only to the portion of the amount payable under the Severance Policy that exceeds the Severance Payment. For the avoidance of doubt, in no event shall the Severance Payment exceed twenty-four (24) months of Base Salary Continuation and annual bonus. 4. If Executive terminates the Term of Employment before it has expired for a reason other than one or more of those stated in Section IV(D)(1) hereof, it shall be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he shall forfeit all rights to be compensated for any remaining portion of his Base Salary, Severance Payment and/or bonus/incentive payment that may otherwise be due and unpaid under this Agreement, pursuant to

1011352494v3 12 other Company plans or policies, or otherwise, except for Accrued Benefits or as may be required by law. E. Nonrenewal Payment. In the event Executive and Company do not enter into an agreement to extend the Term of Employment for an additional term (other than as a result of the circumstances set forth in the last sentence of this Section IV(E)), this Agreement and the Term of Employment shall expire and Executive’s employment with Company shall terminate on the End Date. If Executive’s employment with Company terminates on the End Date, Company shall pay Executive the Accrued Benefits. In addition, in consideration of Company’s rights and benefits under Section VI, commencing on the Release Effective Date, (i) Company shall pay Executive an amount equal to the sum of (x) his Base Salary plus (y) the Annual Bonus at Target under Section III(B) for a period of twelve (12) months beginning on Executive’s termination date, except that the first installment payment shall include any installments that would have been payable between the date of termination and the date of payment had the release requirement under Section (IV)(F) hereof been satisfied on the date of termination and (ii) Executive shall also receive a prorated portion of Executive’s annual bonus Target for the calendar year in which the Term of Employment ends based on the amount of time Executive was employed during that calendar year, payable at the time annual bonuses for that year are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15 of the year following the calendar year in which the Term of Employment ends ((i) and (ii) collectively, the “Nonrenewal Payment”). Except as provided in this Section IV(E) with respect to the first installment payment, the components of the Nonrenewal Payment set forth in clause (i) of the immediately preceding sentence shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full. Notwithstanding anything to the contrary herein, if Company makes a renewal offer to Executive to extend the Term of Employment that (i) provides for compensation that is substantially comparable in the aggregate to the compensation provided under this Agreement (excluding any one-time or non-recurring compensation) and (ii) does not result in a material diminution of Executive’s responsibilities in effect as of one hundred twenty (120) days prior to the end of the Term of Employment, and Executive and Company do not agree to extend the Term of Employment for an additional term, Executive shall not be eligible for the Nonrenewal Payment. F. Release Requirement. No Severance Payment or Nonrenewal Payment, as applicable, shall be provided to Executive if Executive fails to sign a general release of claims substantially in the form attached hereto as Exhibit 1 (which may include any additional updates as

1011352494v3 13 Company may determine to be necessary or advisable to comply with applicable law). Such release must be executed and become effective after the termination date and within the review period (including any applicable revocation period) designated in the general release (the “Release Effective Date”). Notwithstanding the foregoing, if payment of the Severance Payment or Nonrenewal Payment, as applicable, could commence in more than one taxable year based on when the Release Effective Date occurs, then any such payments that would have been made during the calendar year in which Executive’s employment terminates shall instead be withheld and paid on the first payroll date in the calendar year immediately after the calendar year in which Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred. No Severance Payment or Nonrenewal Payment, as applicable shall be provided if Executive violates Section VI hereof, in which case any Severance Payment or Nonrenewal Payment, as applicable, shall cease, and Company may seek forfeiture of Severance Payments or Nonrenewal Payments, as applicable, already made. G. Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing or due under Section IV(D) or Section IV(E) hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment (“Offset Income”). Company shall have the right to reduce the Severance Payment or the Nonrenewal Payment by the Offset Income. Executive acknowledges and agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payments or Nonrenewal Payments from Company will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). In addition, to the extent that Executive’s compensation arrangement for the services include elements that are required to be paid later in the term of the arrangement (e.g., bonus or other payments that are unconditionally vested and earned in full or part based on performance or service requirements for the period during which the Severance Payment or Nonrenewal Payments is made), Company may calculate the Offset Income by annualizing or by using any other reasonable methodology to attribute the later unconditionally earned and vested payments to the applicable period of the Severance Payment or Nonrenewal Payments. Executive agrees to provide Company with information sufficient to determine the calculation of the Offset Income, including compensation excerpts of any employment agreement or other contract for services, Form W-2s, and any other documentation that Company reasonably may require, and that failure to provide timely notice to Company of Offset Income or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement.

1011352494v3 14 Executive also agrees that Company shall have the right to inquire of third-party individuals and entities regarding potential Offset Income and to inform such parties of Company’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Severance Payment or Nonrenewal Payments from Company will be made until or unless this breach is cured and that Company may seek forfeiture of all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, up to the amount of Offset Income attributable to such period. Any offsets made by Company pursuant to this Section IV(G) shall be made at the same time and in the same amount as a Severance Payment or Nonrenewal Payments amount is otherwise payable (applying the Offset Income to Company’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment or Nonrenewal Payments installment. H. Mitigation. In the event of Executive’s termination of employment pursuant to Section IV(D) or Section IV(E) herein in circumstances that do not constitute a retirement with the consent of the Compensation Committee, and during the period that any payment from Company is continuing or due under Section IV(D) or Section IV(E), Executive shall be under a continuing obligation to seek other comparable employment, including taking all reasonable steps to identify and apply for any comparable, available jobs for which Executive is qualified. At Company’s request, and with prior notice to Executive, Executive may be required to furnish to Company proof that Executive has engaged in efforts consistent with this paragraph, and Executive agrees to comply with any such request. Executive further agrees that Company, with reasonable prior notice to Executive, may follow-up with reasonable inquiries to third parties to confirm Executive’s mitigation efforts. Should Company determine in good faith that Executive failed to take reasonable steps to secure alternative employment consistent with this paragraph, with reasonable notice to Executive, Company may cease any payments due to Executive pursuant to Section IV(D)(2) or Section IV(E), and the foregoing shall be without waiver of Executive’s right to challenge Company’s election and basis for doing so. V. CONFIDENTIAL INFORMATION A. As a condition of employment, Executive is required to sign and comply with the Confidential Information and Assignment of Inventions Agreement, attached hereto as Exhibit 2 (“Confidentiality and IP Agreement”) and incorporated herein by reference. To the extent of any conflict between this Agreement and the Confidentiality and IP Agreement, this Agreement shall control.

1011352494v3 15 B. In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company, whether confidential or not, Executive agrees to provide Company with such written notice of this subpoena or order within three (3) business days of receiving it so that Company may timely move to quash if appropriate unless such notice to Company is prohibited by law or procedure. To the extent this Section V(B) conflicts with the Confidentiality and IP Agreement, this Section shall control. Executive also agrees to reasonably cooperate with Company in any legal action for which Executive’s participation is needed. Company agrees to try to schedule all such meetings so that they do not unduly interfere with Executive’s pursuits after Executive is no longer in Company’s employ. VI. RESTRICTIVE COVENANTS A. During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization (other than non-interfering civic and charitable activities), regardless of whether Executive is compensated for these services, unless Executive obtains the prior written consent of the Chief Executive Officer of Company or Streaming & Studios. B. Executive acknowledges that during his employment, he will learn confidential, non-public information about the skills, abilities and compensation of other Company and Affiliate employees. In order to protect this information, during Executive’s employment and for a period of twelve (12) months following the conclusion of Executive’s employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, any employees of Company (other than Executive’s then- assistant) or any of its Affiliates to leave their employment with Company or such Affiliate. C. Executive understands and acknowledges that because of Executive’s employment with Company, Executive will have access to Company’s and its Affiliate’s trade secrets and confidential information. During Executive’s employment and for a twelve (12) month period following the conclusion of Executive’s employment with Company, Executive covenants that he will not use Company’s and its Affiliate’s trade secrets or confidential information to directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, solicit, induce or encourage any vendor, producer, independent contractor, or business partner to terminate its business relationship with Company or its Affiliates.

1011352494v3 16 D. Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., any investment in which Executive has made the decision to invest in a particular company) he has in a company that is a competitor of Company or its Affiliates (“Competitor”) or that Company or its Affiliates is doing business with during the Term of Employment (“Partner”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five (5) percent or more of such a Competitor or Partner. This Section VI(D) shall not prohibit Executive, however, from making passive investments (i.e., in a particular mutual fund or similar entity where Executive does not make the decision to invest the assets of the mutual fund, even if such entity, in turn, invests in such a Competitor or Partner). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement. E. Executive agrees that Executive will comply with the provisions of the Confidentiality and IP Agreement relating to Company property including that prior to the conclusion of Executive’s employment with Company, Executive agrees not to delete any Company information from hard copy or electronic files, including any Company information stored on a personal mobile device that Executive may use for work purposes, and Executive shall return all Company property and materials, including equipment, such as laptop computers and mobile devices, and documentation, such as files (including originals and copies), notes, e-mail accounts and computer hardware with all Company information intact. F. In the event that Executive violates any provision of this Section VI, in addition to any injunctive relief and damages to which Executive acknowledges Company would be entitled, with reasonable prior notice to Executive, all Severance Payments or Nonrenewal Payments to Executive, if any, shall cease to be provided, and Company may seek forfeiture of Severance Payments or Nonrenewal Payments already made. The foregoing shall be without waiver of Executive’s right to challenge Company’s election and basis for doing so. VII. ARBITRATION A. Submission To Arbitration. Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Company and Executive or between Executive and other employees of Company or its Affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive's employment with Company or the termination of such employment including Claims under Title VII of

1011352494v3 17 the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any Claim arising under any similar federal, state or local law, statute, regulation or common law doctrine or out of this Agreement, and any claim or dispute arising out of or relating to Exhibit 2. B. Use Of AAA; Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules (“Rules”). The seat or place of arbitration shall be Los Angeles, California. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in California, without regard to conflict of law principles. Any arbitration pursuant to this Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act. C. Binding Effect. Arbitration shall be binding and shall afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery shall be allowed, and all discovery disputes shall be decided, exclusively by arbitration in accordance with the Rules. D. Damages and Costs. Each party shall pay its own costs and attorneys’ fees; however, the arbitrator may award costs and reasonable outside attorneys’ fees to the prevailing party to the extent permitted by law. If the claim concerns an alleged violation of a public policy or a statutory or constitutional provision, Company will pay all costs unique to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding – for instance, Company will, if required, pay the arbitrator’s fees to the extent they exceed court filing fees. If the claim does not concern an alleged violation of a public policy or a statutory or constitutional provision, the parties shall share equally the arbitrator’s fees and costs. Any damages shall be awarded only in accord with applicable law. Reinstatement shall only be awarded if monetary damages are insufficient. VIII. CONTROLLING LAW AND ADDITIONAL COVENANTS A. The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the State of California. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions. B. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining

1011352494v3 18 provisions shall nevertheless continue in full force and effect without being impaired or invalidated. The section headings of this Agreement are for convenience only and shall not in any way affect the interpretation of any section hereof or of the Agreement itself. Any provision of this Agreement which refers to the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” C. Executive warrants that (1) his employment under this Agreement will not violate or conflict in any way with any other contract or agreement to which Executive is bound; (2) Executive will do nothing on behalf of Company that violates or conflicts with any such contract or agreement; and (3) Executive will indemnify Company for any liability, damages, costs, or reasonable outside attorneys’ fees that Company suffers as a result of any such violation or conflict. D. Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing prior to Executive’s signing this Agreement to review and explain to Executive the legal effect of the terms and conditions of this Agreement. E. Without limiting anything to the contrary in this Agreement, Executive agrees not to disclose the terms hereof to any person or entity, other than Executive’s attorneys, accountants, financial advisors, government authorities who require it, or members of Executive’s immediate family who need to know this information and agree to keep it confidential. F. This Agreement, together with its exhibits, supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made, orally or otherwise, by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Notwithstanding either of the foregoing sentences, or any other provision of this Agreement, this Agreement shall not supersede, replace, invalidate or otherwise modify or affect any restrictive covenants in any previous, subsequent or other agreements or documents between Executive and Company, including, without limitation, any covenants regarding confidentiality, intellectual property, confidential and proprietary information, non-competition, non-solicitation of customers, non-solicitation or no hire of employees, and the like (collectively, “Other Restrictive Covenants”), and any such Other Restrictive Covenants will remain in effect and Executive shall remain bound by such Other Restrictive Covenants. In addition,

1011352494v3 19 Executive acknowledges and agrees that for the one-year period immediately following the Spinoff Effective Date, other than with respect to Executive’s services for Company and Streaming & Studios which have been deemed by WBD not to violate said covenants, Executive shall continue to be bound by the covenants in Paragraph VI of the Prior Employment Agreement and WBD (or any successor or assignee of its rights under the Prior Employment Agreement, including, following the Spinoff, the standalone public company that includes WBD’s Global Networks division) shall continue to enjoy and enforce all of the rights and benefits under such covenants for the one-year period following the Spinoff Effective Date. G. Any modifications to this Agreement shall be effective only if in writing and signed by both parties. H. Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings. I. Any bonus incentive or equity compensation paid or provided to Executive, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of any clawback or recoupment policy as may be adopted from time to time by Company, including any such policy required to comply with applicable law or the listing standards of any national securities exchange. J. Section 409A of the Code. 1. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, Company shall have no liability to Executive with regard to any failure to comply with Code Section 409A so long as Company has acted in good faith with regard to compliance therewith. 2. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. 3. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes

1011352494v3 20 of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “separation” or like terms shall mean Separation from Service. 4. If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by Company from time to time, or if none, the default methodology, then: a. With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death; and b. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(I)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(I)(4) shall be made to Executive. 5. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

1011352494v3 21 6. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of Company. K. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities, obligations and duties of Company, as contained in this Agreement, either contractually or as a matter of law. Notwithstanding the foregoing, this Agreement may be assigned to any Affiliate of Company which employs Executive. To the extent this Section conflicts with the Confidentiality and IP Agreement, this Section shall control. L. This Agreement may be executed with electronic signatures and in any number of counterparts. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent. M. All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, or (c) sent by electronic email. Any such notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. Until further notice given in accordance with the foregoing, the respective addresses and email addresses for the parties are as follows: If to Company: Warner Bros. Entertainment, Inc. 8403 Colesville Road

1011352494v3 22 Silver Spring, MD 20910-6331 Attention: Priya Aiyar Email: priya.aiyar@wbd.com If to Executive, at the home address then on file with Company, with a concurrent copy to: Del Shaw Moonves Tanaka Finkelstein Lezcano Bobb & Dang 2029 Century Park East Suite 1750 Los Angeles, CA 90067 Attn: Jeffrey Finkelstein, Esq. Email: jfinkelstein@delshaw.com [signature page follows]

1 1011352494v3 In witness whereof, the parties have caused this Agreement to be duly executed as set forth below. EXECUTIVE: /s/ JB Perrette DATE: 07/31/2025 JB Perrette WARNER BROS. ENTERTAINMENT, INC.: /s/ Tara Smith Name: Tara Smith Title: Executive Vice President & Assistant Secretary DATE: 07/31/2025 [signature page to Employment Agreement]